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                                                                     EXHIBIT 2.7

                             AMENDMENT TO AGREEMENTS

      This Amendment to Agreements (this "Agreement"), dated as of July 30, 2004, is entered into by and among DIRT Motorsports, Inc., a New York corporation ("DIRT"), Glenn Donnelly ("Donnelly"), Boundless Motor Sports Racing, Inc., a Colorado corporation ("Boundless"), and Boundless Racing, Inc., a Texas corporation ("BRI").

                              W I T N E S S E T H:

      WHEREAS, the parties hereto desire to amend certain agreements among the parties to the extent provided below;

      NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

      A. REFERENCE. Reference is hereby made to the following agreements (collectively, the "Agreements"):

            1. Stock Purchase Agreement, dated as of August 13, 2003, as amended and extended (the "Stock Purchase Agreement"), by and among DIRT, Donnelly, Boundless and BRI (assignee of Boundless Track Operations, Inc., a Nevada corporation (f/k/a Boundless Motor Sports Racing, Inc. ("BTOI")).

            2. Contract of Sale, dated as of August 13, 2003, as amended and extended, by and among Donnelly, Boundless and BRI (assignee of BTOI) (the "Contract of Sale").

      B. CHANGE TO AGREEMENTS. Boundless is in the process of closing a financing which will enable the Company to consummate the transactions contemplated by the Agreements (the "Financing"). The Financing is expected to be consummated on or prior to August 4, 2004. As a condition of the Financing, the parties hereto have agreed to amend the Stock Purchase Agreement and Contract of Sale (collectively, the "Agreements") as follows:

            1. The aggregate purchase price due under the Agreements is $2,925,000 (the "Aggregate Purchase Price"). The parties agree to close the transactions under the Stock Purchase Agreement on or prior to August 6, 2004 (the "DIRT Closing"), and agree to close the transactions under the Contract of Sale (the Contract Closing") as soon as reasonably possible after the Dirt Closing. Notwithstanding anything to the contrary contained in the Agreements, the Aggregate Purchase Price will be payable as follows:

                  (a) At the DIRT Closing BRI shall pay to Donnally $2,000,000 in cash, by wire transfer of immediately available funds, of which $775,000 represents the balance payable by Boundless to Donnelly under the Stock Purchase Agreement and $1,225,000 shall represent a refundable deposit toward the amounts payable by Boundless under the Contract of Sale (the "Deposit").

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                  (b) At the Contract Closing (i) the Deposit shall become
non-refundable and shall be applied toward the purchase price due by Boundless under the Contract of Sale, and (ii) the balance of the purchase price of $925,000 shall be deferred (the "Deferred Payment") until such time as Boundless has received from Donnelly audited financial statements through the date of the Contract Closing (the "Audited Financial Statements") from DIRT's independent accountants.

                  (c) The Deferred Payment shall be due and payable to Donnelly within five (5) business days after Boundless' receipt of the Audited Financial Statements; provided that, in the event the Audited Financial Statements disclose any liabilities, the Deferred Payment due shall be offset by such liabilities and only the balance of the Deferred Payment after such offsets, if any, shall be due and payable to Donnelly (it being acknowledged and agreed that the parties have agreed that DIRT will have no liabilities as of the date of closing of the Stock Purchase Agreement, other than appropriate accruals, made in accordance with U.S. Generally Accepted Accounting Principles, of revenues collected or expenses paid in advance).

                  (d) If the Contract Closing does not occur on or prior to August 19, 2004, unless otherwise mutually agreed, then Donnelly shall immediately return the Deposit to Boundless by wire transfer of immediately available funds.

            2. The date references in Section 3.9 of the Stock Purchase Agreement to December 31, 2001, 2002, and 2003 are hereby amended to September 30, 2001, 2002, and 2003.

            3. The date references in Sections 3.13 and 3.14 of the Stock Purchase Agreement are hereby changed from June 30, 2003 to September 30, 2003.

            4. The date reference in Section 3.28 if the Stock Purchase Agreement is hereby changed from August 31, 2003 to September 30, 2003.

            5. Section 9.1(f) of the Stock Purchase is hereby amended and restated in its entirety to read as follows:

            "(f) an executed two-year Consulting Agreement between Parent and Shareholder, substantially in the form attached hereto as Exhibit B (the "Consulting Agreement");"

            6. Section 9.2(e) of the Stock Purchase is hereby amended and restated in its entirety to read as follows:

            "(e) an executed Consulting Agreement;"

            7. At the closing of the Financing, Donnelly shall execute and deliver to Boundless a Lock-Up Agreement, in the form attached hereto as Exhibit A.

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      C.    LOAN TO BOUNDLESS.

            1. Prior to the date hereof, Boundless borrowed from Glenn Donnelly $36,000.00 and, as of the date hereof, has repaid $20,000.00 (the "Loan"). At the DIRT Closing, Boundless shall repay to Donnelly the remaining $16,000.00 under the Loan.

      D.    FINGER LAKE NONCOMPETITION AGREEMENT.

            1. Prior to the date hereof, Boundless and Donnelly, among others, consummated the transactions contemplated under that certain Asset Purchase Agreement, dated as of May 24, 2004, by and among Finger Lake International, Inc., a New York corporation ("Seller"), Glenn Donnelly, Bruno M. DiMatteo and Paul Vitale, being all of the shareholders of Seller, Boundless and BRI (the "FLI Purchase Agreement"). In connection with the FLI Purchase Agreement, Boundless, Seller, and Messrs. Donnelly, DiMateo and Vitale entered into that certain Noncompetition Agreement dated as of May 24, 2004 (the "Noncompetition Agreement"). At the DIRT Closing, Boundless shall pay all accrued but unpaid amounts due to Messrs. DiMateo and Vitale under the Noncompetition Agreement.

      E.    MISCELLANEOUS.

            1. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                         DIRT MOTORSPORTS, INC.

                                         By: /s/ Glenn Donnelly
                                                 Glenn Donnelly, President


                                         /s/ Glenn Donnelly
                                             Glenn Donnelly


                                         BOUNDLESS MOTOR SPORTS RACING, INC.

                                         By:/s/ Paul A. Kruger
                                                Paul A. Kruger, Chief
                                                Executive Officer


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                                         BOUNDLESS RACING, INC.

                                         By:/s/ Paul A. Kruger
                                                Paul A. Kruger, Chief
                                                Executive Officer



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                                    EXHIBIT A

                            FORM OF LOCK-UP AGREEMENT








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